                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: May 26, 1999

                          Commission File No. 001-13783

                      INTEGRATED ELECTRICAL SERVICES, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                    76-0542208
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)


                             515 Post Oak Boulevard
                                    Suite 450
                            Houston, Texas 77027-9408
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (713) 860-1500

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On April 29, 1999, Integrated Electrical Services, Inc. (the "Company") consummated the acquisition of all of the issued and outstanding capital stock Putzel Electrical Contractors, Inc. (the "Significant Acquisition"). The Significant Acquisition performs electrical contracting in the Southeast United States. The consideration paid by the Company for the Significant Acquisition was determined through negotiations between the Company and the owners of the Significant Acquisition and consisted of an aggregate of 589,060 shares of common stock of the Company and approximately $10.5 million in cash. The cash portion of the consideration paid for the Significant Acquisition was funded through proceeds from the Company's offering of $150.0 million Senior Subordinated Notes on January 25, 1999. The Company intends to continue using the assets of the Significant Acquisition in the electrical contracting business. See Item 7. "Financial Statements, Pro Forma Financial Information and Exhibits"

ITEM 5.  OTHER EVENTS

         Integrated Electrical Services, Inc., a Delaware corporation (the "Company") is a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial, residential, powerline and data communication markets. In order to comply with the disclosure requirements of the Securities and Exchange Commission regarding the financial statements of businesses acquired or to be acquired, the Company is filing this Current Report containing the following audited and pro forma financial statements.

         (a)      Financial Statements of Businesses Acquired
                  See Pages 1 through 20

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Delco Electric, Inc.
Oklahoma City, Oklahoma



We have audited the accompanying balance sheet of Delco Electric, Inc. as of December 31, 1998, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delco Electric, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




REZNICK, FEDDER & SILVERMAN



Charlotte, North Carolina
May 14, 1999

                              DELCO ELECTRIC, INC.
                     ---------------------------------------
       BALANCE SHEETS - DECEMBER 31, 1998, AND MARCH 31, 1999 (UNAUDITED)

                                                                       DECEMBER 31,         MARCH 31,
                                ASSETS                                     1998               1999
                                                                       ------------       ------------
                                                                                           (UNAUDITED)
   CURRENT ASSETS:
       Cash                                                            $  1,509,880       $  1,381,382
       Receivables:
            Contracts - current                                             722,046            955,944
            Contracts - retention                                           231,029            108,100
            Note                                                             83,813             82,468
            Other                                                                --              3,982
       Costs and estimated gross profit in excess of billings
          on contracts in progress                                           65,766             83,823
       Prepaid expenses and other current assets                             61,162             49,156
                                                                       ------------       ------------
                    Total current assets                                  2,673,696          2,664,855
   LEASEHOLD IMPROVEMENTS AND EQUIPMENT, net                                380,944            350,102
                                                                       ------------       ------------
                    Total assets                                       $  3,054,640       $  3,014,957
                                                                       ============       ============


                 LIABILITIES AND STOCKHOLDER'S EQUITY

   CURRENT LIABILITIES:
       Accounts payable and accrued liabilities                        $    567,082       $    325,924
       Billings in excess of costs and estimated gross profit on            177,743            232,804
                                                                       ------------       ------------
           contracts in progress
                    Total current liabilities                               744,825            558,728
                                                                       ------------       ------------
   STOCKHOLDER'S EQUITY:
       Common stock, $1 par value, 10,000 shares authorized;
          500 shares issued and outstanding in 1998 and 1999                    500                500
       Retained earnings                                                  2,309,315          2,455,729
                                                                       ------------       ------------

                    Total stockholder's equity                            2,309,815          2,456,229
                                                                       ------------       ------------
                    Total liabilities and stockholder's equity         $  3,054,640       $  3,014,957
                                                                       ============       ============

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                              DELCO ELECTRIC, INC.
                     ---------------------------------------

                            STATEMENTS OF OPERATIONS
     FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE THREE-MONTH PERIODS ENDED
           MARCH 31, 1998 (UNAUDITED), AND MARCH 31, 1999 (UNAUDITED)

                                                                               THREE-MONTH PERIODS ENDED
                                                                            -------------------------------
                                                         YEAR ENDED
                                                         DECEMBER 31,         MARCH 31,          MARCH 31,
                                                             1998               1998               1999
                                                         ------------       ------------       ------------
                                                                             (UNAUDITED)        (UNAUDITED)
       CONTRACT REVENUE                                  $  7,500,045       $  2,070,292       $  1,305,643
       CONTRACT COSTS                                       5,463,763          1,412,160          1,013,557
                                                         ------------       ------------       ------------
                        Gross profit                        2,036,282            658,132            292,086
       GENERAL AND ADMINISTRATIVE EXPENSES                    757,837            189,208            166,233
                                                         ------------       ------------       ------------
                        Income from operations              1,278,445            468,924            125,853
       OTHER INCOME ( EXPENSE):
            Interest income                                    54,651             10,355             15,024
           Other income, net                                       --              5,256              5,537
                                                         ------------       ------------       ------------
                 Other income (expense), net                   54,651             15,611             20,561
                                                         ------------       ------------       ------------
       INCOME BEFORE INCOME TAXES                           1,333,096            484,535            146,414
                                                         ------------       ------------       ------------
       NET INCOME                                        $  1,333,096       $    484,535       $    146,414
                                                         ============       ============       ============

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                              DELCO ELECTRIC, INC.
                     ---------------------------------------

                       STATEMENTS OF STOCKHOLDER'S EQUITY
     FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE THREE-MONTH PERIOD ENDED
                           MARCH 31, 1999 (UNAUDITED)


                                                   COMMON STOCK
                                          -------------------------------         RETAINED
                                             SHARES             AMOUNT            EARNINGS             TOTAL
                                          ------------       ------------       ------------        ------------
BALANCE, December 31, 1997                         500       $        500       $  1,691,297        $  1,691,797
    Dividends distribution                          --                 --           (715,078)           (715,078)
    Net income                                      --                 --          1,333,096           1,333,096
                                          ------------       ------------       ------------        ------------
BALANCE, December 31, 1998                         500                500          2,309,315           2,309,815
    Net income (unaudited)                          --                 --            146,414             146,414
                                          ------------       ------------       ------------        ------------
BALANCE, March 31, 1999 (unaudited)                500       $        500       $  2,455,729        $  2,456,229
                                          ============       ============       ============        ============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              DELCO ELECTRIC, INC.
                     ---------------------------------------

                            STATEMENTS OF CASH FLOWS
        FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 (UNAUDITED), AND MARCH 31, 1999 (UNAUDITED)

                                                                                  DECEMBER 31,      MARCH 31,       MARCH 31,
                                                                                      1998            1998            1999
                                                                                  ------------    ------------    ------------
                                                                                                   (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                    $  1,333,096    $    484,535    $    146,414
    Adjustments to reconcile net income (loss) to net cash
       provided by operating activities-
         Depreciation                                                                   82,712          20,678          20,678
         Loss (gain) on sale of equipment                                                   --              --          (2,031)
         (Increase) decrease in net cash from changes in operating assets and liabilities:
              Increase (decrease) in accounts receivable and other receivables         490,059         282,161        (113,606)
              (Increase) decrease in billings in excess of costs and estimated
                   gross profit on contracts in progress                              (314,657)       (127,671)         55,061
                (Increase) decrease in cost and estimated earnings in excess
                   of billings on contracts in progress                                 30,148         (54,475)        (18,057)
                (Increase) decrease in prepaid expenses and other current assets        (6,994)          9,440          12,006
                Increase (decrease) in accounts payable and accrued liabilities        (67,515)         53,455        (241,158)
                                                                                  ------------    ------------    ------------
                   Net cash provided by operating
                     activities                                                      1,546,849         668,123        (140,693)
                                                                                  ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   (Advances) collections on related party note receivable                                  --              --              --
   Collections on other receivables, net                                                12,458         (24,512)             --
   Purchase of equipment                                                              (265,928)        (19,385)           (430)
   Proceeds from sale of property and equipment                                             --              --          12,625
                                                                                  ------------    ------------    ------------
                   Net cash provided by (used in) investing activities                (253,470)        (43,897)         12,195
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment for stock redemption dividends                                            (715,078)             --              --
                                                                                  ------------    ------------    ------------
                   Net cash provided by (used in) financing activities                (715,078)             --              --
                                                                                  ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH                                                        578,301         624,226        (128,498)
CASH, beginning of period                                                              931,579         931,579       1,509,880
                                                                                  ------------    ------------    ------------
CASH, end of period                                                               $  1,509,880    $  1,555,805    $  1,381,382
                                                                                  ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash received from other income, net                                                    --           5,256           5,537
    Equipment and other assets purchased through issuance of debt                      173,465              --              --

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                              DELCO ELECTRIC, INC.
                     ---------------------------------------

                          NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1998, MARCH 31, 1998 (UNAUDITED)
                         AND MARCH 31, 1999 (UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS:

Delco Electric, Inc. (the Company) is engaged in the construction industry, operating as an electrical contractor in approximately fifteen states nationwide. The work is performed under fixed-price and time-and-material contracts. The Company was incorporated on November 7, 1994, in the state of Oklahoma.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

The accompanying interim financial statements and related disclosures for the three months ended March 31, 1998 and 1999, have not been audited by independent accountants. However, the financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1998, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

FINANCIAL STATEMENT CLASSIFICATION

In accordance with normal practice in the construction industry, the Company includes in current assets and liabilities amounts realizable and payable over a period in excess of one year. Consistent with this practice, asset and liability accounts relating to construction contracts are classified as current. The lives of contracts entered into by the Company generally range from one to two months.

REVENUE AND COST RECOGNITION

The Company recognizes revenues from long-term construction contracts on the percentage-of-completion method. Under this method, the completion percentage is measured by the proportion of costs incurred to date to total estimated costs for each contract. However, no gross profit is recognized on contracts that are less than ten percent complete. This method is used because management believes the cost-to-cost method to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating cost, it is at least reasonably possible that the estimates used will change within the near term.

Contract costs include all direct material, labor and subcontract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated. Contracts are considered completed when all costs except insignificant items have been incurred and the owner has accepted the project.

The asset, "Costs and estimated gross profit in excess of billings on contracts in progress," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated gross profit on contracts in progress," represents billings in excess of revenues recognized.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment, carried at cost, is depreciated over the estimated useful life of the related asset. Depreciation is computed substantially on the accelerated methods for both financial statement and income tax reporting purposes. Transportation and construction equipment are depreciated between five and seven years. Office equipment is depreciated between three and seven years. Leasehold improvements are depreciated between seven and fifteen years.

At December 31, 1998, leasehold improvements and equipment consisted of:

                                                     DECEMBER 31,
                                                         1998
                                                     ------------
        Transportation equipment                       $279,396
        Construction equipment                           35,830
        Office equipment                                 70,113
        Leasehold improvements                          160,671
                                                       --------
                                                        546,010
        Less - Accumulated depreciation                 165,066
                                                       --------
        Leasehold improvements and equipment, net      $380,944
                                                       ========

Depreciation charged to general and administrative expenses amounted to $82,712 for the year ended December 31, 1998.

INCOME TAXES

For income tax purposes, the company reports income on the completed contract method of accounting. Under this method, billings and costs are accumulated during the period of construction, but profits are not recorded until completion of the contracts.

The company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code and the State of Oklahoma. Under these provisions, the company does not pay federal or state corporate income taxes on its taxable income.

The stockholder is liable for individual federal and state taxes on the company's taxable income. In order for the stockholder to be able to pay these taxes, the board of directors of the company has resolved that the stockholder may take minimum annual equity withdrawals up to the full tax liability on the company's taxable income.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF RISK

The Company's contract revenue is highly concentrated in three general contractors which perform work for one owner. These customers account for approximately 48% of contract revenue for the year ended December 31, 1998. The associated contracts receivable from these customers represented approximately 58% of total contracts receivables at December 31, 1998. The loss of these customers could have a material impact on the Company's future earnings results.

The Company grants credit generally without collateral, to its customers which are located nationwide. Consequently, the company is subject to potential credit risk related to change in business and economic factors. However, the company's management believes that its contract acceptance, billing, and collection policies are adequate to minimize potential credit risk.

The Company maintains its demand deposits in commercial banks with Federal Deposit Insurance Corporation limits of $100,000 per bank.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable and accounts payable. Estimates of the fair value of these instruments are based on interest rates available to the Company. At December 31, 1998, the carrying value of the Company's financial instruments approximated the fair value.

3. RELATED PARTY TRANSACTIONS:

During the year, the company purchased transportation equipment and a note receivable from the sole stockholder in the amount of $173,465 which approximates fair value. The amount is included in accounts payable at December 31, 1998.

The Company rents office and warehouse space from the sole stockholder. See
Note 6.

4. NOTE RECEIVABLE:

Note receivable at December 31, 1998 consists of $83,813 due from an employee of the company. The note bears interest at 5% per annum.

5. COSTS AND ESTIMATED GROSS PROFIT ON CONTRACTS IN PROGRESS:

Costs incurred to date, estimated earnings and the related billings to date of contracts in progress at December 31, 1998, are shown below:

                                                   DECEMBER 31,
                                                      1998
                                                  ------------
Costs incurred on contracts in progress           $  2,598,585
Estimated gross profit                               1,091,079
                                                  ------------
Contract revenue earned to date                      3,689,664
Less progress billings to date                       3,801,641
                                                  ------------
                                                  $   (111,977)
                                                  ============

This amount is included in the accompanying balance sheet at December 31, 1998, under the following captions:

                                                 DECEMBER 31,
                                                     1998
                                                 ------------
Costs and estimated gross profit in excess
    of billings on contracts in progress         $     65,766
Billings in excess of costs and estimated
    gross profit on contracts in progress            (177,743)
                                                 ------------
                                                 $   (111,977)
                                                 ============

6. LEASE COMMITMENTS:

FACILITY LEASE

On July 31, 1998, the Company entered into an operating lease with the sole stockholder to lease office and warehouse space. The lease expires on July 31, 2008. Total rental expense under this lease amounts to $25,000 for the year ended December 31, 1998 and is included in general and administrative expenses.

Future minimum rental payments under the facility lease are as follows:

                                                DECEMBER 31,
                                                ------------
                                       1999       $ 60,625
                                       2000         62,140
                                       2001         63,691
                                       2002         65,283
                                       2003         66,918
                                  Thereafter       328,523
                                                  --------
                                                  $647,180
                                                  ========

EQUIPMENT LEASES

The company leases automotive equipment under operating leases which expire May 1999 and December 2000. Total rental expense under the leases amounted to $20,578 for the year ended December 31, 1998 and is included in general and administrative expenses.

Future minimum rental payments under the leases are as follows:

                                                DECEMBER 31,
                                                ------------
                                       1999       $ 14,556
                                       2000         10,256
                                                  --------
                                                  $ 24,812
                                                  ========

7. CONTRACT BACKLOG:

The following schedule is a reconciliation of contract backlog representing signed contracts as of December 31, 1998:

       Balance, January 1, 1998                                $3,244,003
       Contract adjustments and new contracts awarded           6,084,006
                                                               ----------
           Subtotal                                             9,328,009
       Less contract revenue earned                             7,500,045
                                                               ----------
       Balance,  December 31, 1998                             $1,827,964
                                                               ==========

8. PROFIT SHARING AND PENSION PLANS:

The company has a profit sharing plan covering all eligible nonprevailing wage employees. The company's contribution is determined annually by the board of directors and may not exceed 15% of compensation paid to eligible employees. The board of directors has elected to make a contribution of $107,361 to the profit sharing plan for the year ended December 31, 1998, and is included in the accompanying balance sheet under accrued liabilities.

9. SUBSEQUENT EVENT:

On May 13, 1999, all of the Company's common stock was sold to an unrelated purchaser and the Company became a subsidiary of Integrated Electrical Services, Inc.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors:

We have audited the accompanying balance sheet of Valentine Electrical, Inc. (a Virginia corporation) as of March 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valentine Electrical, Inc. as of March 31, 1999, and the results of its operations and cash flows for year then ended in conformity with generally accepted accounting principles.



                                               REZNICK FEDDER & SILVERMAN

Charlotte, North Carolina
May 13, 1999

                           VALENTINE ELECTRICAL, INC.

                                  BALANCE SHEET
                                 MARCH 31, 1999


                                ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                            $    637,823
    Contract receivables                                                    1,288,497
    Inventories                                                                 5,620
    Cost and estimated earnings in excess of billings
       on uncompleted contracts                                               414,818
    Prepaid expenses and other current assets                                   5,321
                                                                         ------------
                 Total current assets                                       2,352,079
PROPERTY AND EQUIPMENT, net                                                   278,994
OTHER NON-CURRENT ASSETS                                                       20,883
                                                                         ------------
                 Total assets                                            $  2,651,956
                                                                         ============


              LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                                    $     24,935
    Accounts payable and accrued liabilities                                  526,802
    Billings in excess of costs and estimated earnings
       on uncompleted contracts                                                86,654
    Income taxes payable                                                      210,621
    Deferred income tax liability - current                                   126,343
                                                                         ------------
                 Total current liabilities                                    975,355
                                                                         ------------
LONG-TERM DEBT, net of current portion                                          4,619
DEFERRED TAX LIABILITY                                                         39,195
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
    Common stock, $100 per share par value, 500 shares authorized;
          10 shares issued and outstanding                                      1,000
    Additional paid-in capital                                                  5,000
    Retained earnings                                                       1,626,787
                                                                         ------------

                 Total stockholder's equity                                 1,632,787
                                                                         ------------
                 Total liabilities and stockholder's equity              $  2,651,956
                                                                         ============

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                           VALENTINE ELECTRICAL, INC.

                             STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 1999






REVENUES                                                        $  5,220,816
COST OF SERVICES (including depreciation)                          3,844,493
                                                                ------------
                 Gross profit                                      1,376,323
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                         910,720
                                                                ------------
                 Income from operations                              465,603
OTHER INCOME ( EXPENSE):
     Interest income                                                  10,088
     Interest expense                                                 (6,632)
                                                                ------------
          Other income (expense), net                                  3,456
                                                                ------------
INCOME BEFORE INCOME TAXES                                           469,059
PROVISION FOR INCOME TAXES                                          (108,448)
                                                                ------------
NET INCOME                                                      $    360,611
                                                                ============

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                           VALENTINE ELECTRICAL, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY
                        FOR THE YEAR ENDED MARCH 31, 1999


                                                               ADDITIONAL
                                     COMMON STOCK                PAID-IN        ACCUMULATED
                                SHARES           AMOUNT          CAPITAL          EARNINGS          TOTAL
                              ----------       ----------       ----------       ----------       ----------
BALANCE, March 31, 1998               10       $    1,000       $    5,000       $1,266,176       $1,272,176
    Net income                                                                      360,611          360,611
                              ----------       ----------       ----------       ----------       ----------
BALANCE, March 31, 1999               10       $    1,000       $    5,000       $1,626,787       $1,632,787
                              ==========       ==========       ==========       ==========       ==========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           VALENTINE ELECTRICAL, INC.

                             STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED MARCH 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                    $  360,611
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities-
          Deferred taxes                                                              68,962
          Depreciation                                                                67,244
          Increase (decrease) in net cash from changes in
             operating assets and liabilities:
                Increase in contract receivables                                    (538,573)
                Increase in inventories                                                 (310)
                Increase in costs and estimated earnings in excess
                   of billings on uncompleted contracts                             (169,901)
                Decrease in other current assets                                         300
                Increase in accounts payable and accrued expenses                    496,085
                Decrease in billings in excess of costs and estimated
                   earnings on uncompleted contracts                                 (43,819)
                Decrease in income taxes payable                                    (267,384)
                                                                                  ----------

                   Net cash provided by (used in) operating activities               (26,785)
                                                                                  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                                (3,483)
                                                                                  ----------
                   Net cash provided by (used in) investing
                     activities                                                       (3,483)
                                                                                  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment of long-term debt                                                        (47,830)
                                                                                  ----------
                   Net cash provided by (used in) financing
                     activities                                                      (47,830)
                                                                                  ----------
NET INCREASE (DECREASE) IN CASH                                                      (78,098)
CASH, beginning of period                                                            715,921
                                                                                  ----------
CASH, end of period                                                               $  637,823
                                                                                  ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                                        $    6,632
    Cash paid during the year for income taxes                                    $  306,870


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           VALENTINE ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


1. ORGANIZATION AND DESCRIPTION OF BUSINESS:

Valentine Electrical, Inc. (the Company) is engaged in electrical contracting, primarily for commercial and industrial construction projects. The Company was incorporated on October 1, 1985, in the Commonwealth of Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Specifically, the Company recognizes revenue from fixed-price construction contracts using the percentage-of-completion method, measured by the percentage of costs incurred to date to management's estimated total costs for each contract. That method is used because management considers total costs to be the best available measure of progress on the contracts.

Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

ACCOUNTING FOR CONSTRUCTION CONTRACTS

Revenues from long-term construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract.

Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment repairs, and depreciation costs. General and administrative costs are charged to expense as incurred.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenue recognized in excess of billings. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

CASH

The Company records as cash and cash equivalents all cash and short-term investments with original maturities of three months or less.

CONCENTRATION OF CREDIT RISK

The Company maintains its bank accounts in one bank, and from time-to-time, the amount on deposit exceeds the FDIC insurance limits. At March 31, 1999, the uninsured cash totaled $559,055.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Machinery and equipment and furniture and fixtures are depreciated between 5 and 10 years. Vehicles are depreciated over 5 years. Leasehold improvements are depreciated over 20 years.

At March 31, 1999, property and equipment consisted of:


          Furniture and fixtures          $  91,096
          Machinery and equipment            94,306
          Vehicles                          316,632
          Leasehold improvements            107,947
                                          ---------
                                            609,981
          Less - Accumulated depreciation  (330,987)
                                          ---------
          Property and equipment, net     $ 278,994

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to the differences between the bases of long-term contracts and depreciable assets for financial reporting and income tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. For tax purposes, the Company uses the cash basis of accounting (see Note 8 for discussion of IRS audit challenging this method) and accelerated deprecation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable and accounts payable. Estimates of the fair value of these instruments are based on interest rates available to the Company. At March 31, 1999, the carrying value of the Company's financial instruments approximated the fair value.

3. CONTRACT RECEIVABLES:

Contract receivables consist of:


                    Completed contracts        $   310,169
                    Contracts in progress          846,544
                    Retainage                      131,784
                                               -----------
                                               $ 1,288,497
                                               ===========

4. CONTRACTS IN PROGRESS:

Costs incurred to date, estimated earnings and the related billings to date of contracts in progress at March 31, 1999, are shown below:

                    Costs incurred to date           $ 1,239,992
                    Estimated earnings                   406,013
                                                     -----------
                                                       1,646,005
                    Less progress billings to date     1,317,841
                                                     -----------
                                                     $   328,164
                                                     ===========

Included in the accompanying balance sheet at March 31, 1999, under the following captions:

           Costs and estimated earnings in excess of billings
                on contracts in progress                        $ 414,818
           Billings in excess of costs and estimated earnings
                on uncompleted contracts                          (86,654)
                                                                ---------
                                                                $ 328,164
                                                                =========

5. LINE OF CREDIT:

The Company has an available line of credit in the amount of $50,000 from NationsBank. The line of credit bears interest at 10%. As of March 31, 1999, no balance was outstanding on the line of credit, which is collateralized by the Company's accounts receivable, inventory and equipment.

6. LONG-TERM DEBT:

Long-term debt at March 31, 1999 consisted of:

         Installment notes payable in monthly payments that
         currently equal $2,830, including interest from 8.25% to 9.5%, with various maturity dates from June 1999 through September 2000, secured by vehicles and equipment, some of which are
         guaranteed by the Company's stockholder                    $  29,554

         Less current portion                                         (24,935)
                                                                    ---------
                                                                    $   4,619
                                                                    =========

Maturities of long-term debt are as follows:

                              YEAR
                              ENDING
                              MARCH 31
                                2000      $ 24,935
                                2001         4,619
                                          --------
                                          $ 29,554
                                          ========

7.  LEASE COMMITMENTS:

On November 20, 1996, Valentine Electrical, Inc. entered into a facility lease with a company controlled by Valentine Electrical, Inc.'s sole stockholder and his spouse. During the initial lease term of ten years, the annual commitment is $36,000 for the first four years of the lease, and thereafter, the lease is to be increased 10% annually. The Company began paying rent under this lease in November 1996. The lease has a renewal option for a period of six additional years at a rate of $5,000 per month. Total rental expense under this lease was $36,000 for the year ended March 31, 1999.

Future minimum rental payments under the facility lease are as follows:


                                 Year ending
                                   March 31
                                      2000     $ 36,000
                                      2001       37,200
                                      2002       40,920
                                      2003       45,012
                                      2004       49,513
                                   Thereafter   156,895
                                               --------
                                               $365,540
                                               ========

8. INCOME TAXES:

The IRS has audited the Company's tax returns for the years ended March 31, 1996 and 1997, and has assessed additional federal income taxes totaling $336,520. The issues that the IRS has raised primarily concern two areas: the accounting method used and excess officer compensation.

These financial statements have been prepared assuming that the Company will no longer be allowed to use the cash basis method of accounting for income tax purposes, but will be required to change to the accrual method (as outlined in the IRS audit report) beginning with the tax year ended March 31, 1996. Included in the account "Income Taxes Payable" is an amount representing income taxes on the cumulative difference between these two methods of accounting.

At March 31, 1999, deferred taxes have been recorded for the differences between financial statement reporting and income tax reporting for the following: (1) the difference caused by using the percentage-of-completion method for financial statement reporting and the accrual method for income tax reporting, and (2) the difference caused by using different depreciation methods for financial statement reporting and income tax reporting. The current deferred tax liability at March 31, 1999 is $126,343 and the long-term deferred tax liability is $39,195.

The provision for income taxes shown on the statement of operations for the year ended March 31, 1999 is composed of the following:

              Current taxes                       $  37,762
              Deferred taxes                         70,686
                                                  ---------
                                                  $ 108,448

Income taxes payable at March 31, 1999 are composed of the following:

             Tax overpayment based upon continued
             use of the cash basis method                             $ (88,238)
             for the March 31, 1999 tax return
             Taxes for the cumulative difference between
             cash basis method and accrual method through
             March 31, 1999                                             298,859
                                                                      ---------
                                                                      $ 210,621
                                                                      =========

No provision for taxes associated with the IRS's claim that officer compensation was excessive for the two years under audit have been recorded. The amount of taxes the IRS has assessed regarding this issue totals $159,243.
Management intends to contest this assessment vigorously.

9. BENEFIT PLANS:

On January 1, 1989, the Company established a defined contribution 401(k) plan that covers all eligible employees. The plan provides for the Company to match voluntary employee contributions at a rate of 100%. The maximum employee contribution the Company will match is 3% of annual compensation. Such matching rate can be changed at the Company's discretion. All contributions by the Company are funded currently and vest 20% after two years, and 20% per year thereafter. All employee contributions are immediately vested. Company matching contributions to the plan were $33,486 for the year ended March 31, 1999.

10.  SUBSEQUENT EVENT:

On May 7, 1999, the Company's sole stockholder completed the sale of all of the Company's outstanding common stock to Integrated Electrical Services, Inc.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
                  AND EXHIBITS

         (A)       FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

                          INDEPENDENT AUDITOR'S REPORT


     To the Board of Directors
     Putzel Electrical Contractors, Inc.
     Macon, Georgia


     We have audited the accompanying balance sheet of Putzel Electrical Contractors, Inc. (an S corporation) as of December 31, 1998, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Putzel Electrical Contractors, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



     DAVIDSON AND GOLDEN, P.C.


     Nashville, Tennessee
     May 6, 1999

                       PUTZEL ELECTRICAL CONTRACTORS, INC.

                                 BALANCE SHEETS
                DECEMBER 31, 1998, AND MARCH 31, 1999 (UNAUDITED)


                                                                   December 31      March 31
                                                                      1998            1999
                                                                   -----------     ----------
                                                                                   (Unaudited)
ASSETS

Current assets:
    Cash and cash equivalents                                      $   746,424     $   49,853
    Accounts receivable:
         Uncompleted contracts                                       3,867,978      2,348,865
         Completed contracts                                           184,218         68,991
         Other                                                          12,861         12,516
    Marketable securities                                               37,743         38,435
    Cost and estimated earnings in excess of billings
         on uncompleted contracts                                      452,945        414,996
    Inventory                                                          131,567        137,134
                                                                   -----------     ----------
                  Total Current Assets                               5,433,736      3,070,790

Property and equipment, at cost, net of accumulated                  2,497,536      2,590,676
         Depreciation and amortization                              (1,295,510)    (1,295,510)
Other assets                                                            59,091         59,091
                                                                   -----------     ----------
                  Total Assets                                     $ 6,694,853     $4,425,047
                                                                   ===========     ==========

LIABILITIES

Current liabilities:
    Accounts payable                                               $ 1,181,867     $  643,763
    Line of credit                                                          --        454,385
    Current portion of long-term debt                                   72,943         72,943
    Billings in excess of costs and estimated earnings
         on uncompleted contracts                                      608,764        242,491
    Sales tax payable                                                   47,000             --
    Accrued 401(k)/profit sharing and payroll related expenses          59,957         50,062
                                                                   -----------     ----------
                  Total Current Liabilities                          1,970,531      1,463,644

    Long-term debt, net of current portion                             153,213        139,805


STOCKHOLDER'S EQUITY
    Common stock, no par value, 1,000 shares authorized,
         298 shares issued and outstanding                              24,800         24,800
    Additional paid-in capital                                          67,680         67,680
    Retained earnings                                                4,478,629      2,729,118
                                                                   -----------     ----------
                  Total Shareholder's Equity                         4,571,109      2,821,598

                  Total Liabilities and Shareholder's Equity       $ 6,694,853     $4,425,047
                                                                   ===========     ==========


See independent auditor's report and accompanying notes to financial statements.

                       PUTZEL ELECTRICAL CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS
     FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE THREE-MONTH PERIODS ENDED
           MARCH 31, 1998 (UNAUDITED), AND MARCH 31, 1999 (UNAUDITED)



                                                                             Three-Month Periods Ended
                                                   Year Ended            ---------------------------------
                                                   December 31             March 31             March 31
                                                       1998                  1998                 1999
                                                   ------------          ------------         ------------
                                                                         (Unaudited)          (Unaudited)
Contract revenue                                   $ 22,519,760          $  5,890,701         $  3,893,645

Cost of contract revenue                             17,198,258             4,047,571            2,844,767
                                                   ------------          ------------         ------------

                  Gross profit                        5,321,502             1,843,130            1,048,878

General and administrative expenses                   2,444,488               450,193              633,728
                                                   ------------          ------------         ------------

                  Income from operations              2,877,014             1,392,937              415,150

Other income (expense):
    Interest expense                                    (62,918)                   --                   --
    Interest income                                      19,564                 6,094                8,139
    Contributions                                       (21,045)                 (950)              (1,450)
    Gain on sale of property and equipment                7,757                    --                   --
    Customer discounts                                   (8,335)                 (850)              (8,698)
    Other income                                            751                   244                  266
                                                   ------------          ------------         ------------

                                                        (64,226)                4,538               (1,743)
                                                   ------------          ------------         ------------

Net Income                                         $  2,812,788          $  1,397,475         $    413,407
                                                   ============          ============         ============


See independent auditor's report and accompanying notes to financial statements.

                       PUTZEL ELECTRICAL CONTRACTORS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
     FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE THREE-MONTH PERIOD ENDED
                           MARCH 31, 1999 (UNAUDITED)


                                                                                     ADDITIONAL
                                              COMMON STOCK                            PAID-IN
                                         ------------------------      CAPITAL        RETAINED
                                           SHARES        AMOUNT         STOCK         EARNINGS        TOTAL
                                         ---------     ----------     ----------     ----------     ----------
Balance, December 31, 1997                     298     $   24,800     $   67,680     $3,356,590     $3,449,070

    Dividends Paid                              --             --             --     (1,690,749)    (1,690,749)

    Net Income                                  --             --             --      2,812,788      2,812,788
                                         ---------     ----------     ----------     ----------     ----------

Balance, December 31, 1998                     298     $   24,800     $   67,680     $4,478,629     $4,571,109

    Dividends Paid (unaudited)                  --             --             --     (2,162,918)    (2,162,918)

    Net Income (unaudited)                      --             --             --        413,407        413,407
                                         ---------     ----------     ----------     ----------     ----------

Balance, March 31, 1999 (unaudited)            298     $   24,800     $   67,680     $2,729,118     $2,821,598
                                         =========     ==========     ==========     ==========     ==========


See independent auditor's report and accompanying notes to financial statements.

                       PUTZEL ELECTRICAL CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS
        FOR THE YEAR ENDED DECEMBER 31, 1998, AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 (UNAUDITED), AND MARCH 31, 1999 (UNAUDITED)



                                                        December 31        March 31        March 31
                                                           1998             1998             1999
                                                        -----------      -----------      -----------
                                                                         (Unaudited)      (Unaudited)
Cash flows from operating activities:
    Net income                                          $ 2,812,788      $ 1,397,475      $   413,407
    Adjustments to reconcile net income to net cash
         provided by operating activities--
    Depreciation and amortization                           226,881           34,740               --
    Realized gain on sale of marketable securities               --               --               --
    Gain on sale of property and equipment                   (7,757)              --               --
    (Increase) decrease in--
         Accounts receivable                             (1,108,209)        (545,120)       1,634,340
         Costs and estimated earnings in excess of
         billings
                  on uncompleted contracts                 (106,889)        (324,276)          37,949
         Cash value of life insurance                       193,897               --               --
         Inventory                                          (42,800)         (12,377)          (5,567)
         Other current assets                                (7,630)          (1,196)            (347)
    Increase (decrease) in--
         Accounts payable                                   365,856          969,052         (538,104)
         Billings in excess of costs and estimated
         earnings
                  on uncompleted contracts                  108,333       (1,334,811)        (366,273)
         Accrued payroll taxes and withholdings             (26,657)             618           (9,895)
         Sales tax payable                                   47,000               --          (47,000)
                                                        -----------      -----------      -----------
                  Net cash provided by operating          2,454,813          184,105        1,118,510
                  activities

Cash flows from investing activities:
    Purchase of property and equipment                     (731,700)        (380,023)         (93,140)
    Proceeds from sale of property and equipment              7,757               --               --
                                                        -----------      -----------      -----------
                  Net cash used by investing               (723,943)        (380,023)         (93,140)
                  activities

Cash flows from financing activities:
    Proceeds from line of credit                                 --               --          454,385
    Principal payments on notes                             (99,292)         (12,750)         (13,408)
    Dividends paid                                       (1,690,749)         (79,903)      (2,162,918)
                                                        -----------      -----------      -----------
                  Net cash used by financing             (1,790,041)         (92,653)      (1,721,941)
                                                        -----------      -----------      -----------
                  activities

Net decrease in cash and cash equivalents                   (59,171)        (288,571)        (696,571)

Cash and cash equivalents, beginning of year                805,595          805,595          746,424
                                                        -----------      -----------      -----------

Cash and cash equivalents, end of year                  $   746,424      $   517,024      $    49,853
                                                        ===========      ===========      ===========


See independent auditor's report and accompanying notes to financial statements.

                       PUTZEL ELECTRICAL CONTRACTORS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1998, MARCH 31, 1998 (UNAUDITED)
                         AND MARCH 31, 1999 (UNAUDITED)


1.  Organization and Description of Business:

   Putzel Electrical Contractors, Inc. (the Company) operations consist of commercial electrical subcontracting primarily for general contractors and commercial property owners within the southeastern United States. Most of the work is performed under fixed-price, cost plus, and time and materials contracts.

         The operating cycle of the Company's contracts varies but is typically less than one year.


2.  Summary of Significant Accounting Policies:

    Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Interim Financial Statements

         The accompanying interim financial statements and related disclosures for the three months ended March 31, 1998 and 1999, have not been audited by independent accountants. However, the financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1998, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

    Accounting for construction contracts

         Revenues from long-term construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract.

         Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment repairs, and depreciation costs. General and administrative costs are charged to expense as incurred.

         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenue recognized in excess of billings. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Concentrations of risk

         Financial instruments that potentially subject the Company to credit risk consists principally of cash and cash equivalents.

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

    Advertising

         Advertising expenses are charged to expense as incurred and are included in general and administrative expenses. Advertising expense totaled $30,063 for the year ended December 31, 1998.

    Property, plant and equipment

         Property, plant and equipment is stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the assets, which are generally five to thirty-one years. Repairs and maintenance of a routine nature are charged to expense as incurred, while those that improve or extend the life of existing assets are capitalized.

         At December 31, 1998, property, plant and equipment consist of the following:

          Furniture and fixtures                 $   600,097
          Machinery and equipment                    128,501
          Transportation equipment                 1,210,519
          Warehouse                                  117,452
          Leasehold improvements                     440,967
                                                 -----------
                                                   2,497,536
          Less--accumulated depreciation
            and amortization                      (1,295,510)
                                                 -----------
          Property, plant and equipment, net     $ 1,202,026
                                                 ===========


         Depreciation expense of $63,687 has been included in selling, general and administrative expenses and $163,194 has been included in cost of sales for the year ended December 31, 1998.

    Income taxes

         The Company elected to be taxed as an S Corporation as of March 1, 1987, under Section 1362 of the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. As a result of the Company being a non-taxpaying entity, no provision for income taxes has been provided for Federal income tax reporting purposes.

         The Company reports income for both financial and tax reporting using the percentage-of-completion method on its long-term contracts.

         Upon completion of the acquisition of the Company's outstanding stock as discussed in Note 12, the Company's S Corporation tax status will be terminated.

    Fair value of financial instruments

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and cash equivalents

         The carrying amount approximates fair value because of the short maturity of those instruments.

         Marketable securities

         The fair values of marketable securities are estimated based on quoted market prices for those or similar investments. The carrying amount approximates fair value. The following is an analysis of the securities:

             Trading Securities:
                     Marketable securities, at cost              $      18,806
                     Gross unrealized gain                              18,937
                                                                 -------------
                     Marketable securities, at fair value        $      37,743
                                                                 -------------

         Contracts in Progress

         Contracts in progress at December 31, 1998 are as follows:

         Total contracts                                         $  22,439,481
         Estimated costs
             Costs to date                                           7,984,999
             Costs to complete                                       8,066,415
                                                                 -------------
                     Total estimated costs                          16,051,414

                     Estimated gross profit                      $   6,388,067
                                                                 =============

         Amount billed to date                                   $  12,852,414
         Costs and estimated earnings in excess of billings            452,945
         Billings in excess of costs and estimated earnings           (608,764)
                                                                 -------------
         Contract revenue earned                                    12,696,595
         Costs to date                                              (7,984,999)
                                                                 -------------
                     Gross profit earned                         $   4,711,596
                                                                 =============


4.  Line of Credit

         The Company has a $2,000,000 line of credit with a bank with interest payable monthly at a rate per annum of two points above the Eurodollar fixed period rate, which expires on May 31, 1999, secured by Company real estate, accounts receivable, inventory and property and equipment. There is no outstanding balance at December 31, 1998.

5.    Notes Payable

        Notes payable consist of the following:

        $500,000 equipment line of credit with a bank, outstanding amount due on May 30, 1999 with an interest rate of 7.4% per annum, collateralized by transportation equipment. The line
        of credit has an option for a 42 month payoff.                $   66,704

        Note payable to bank, payable in monthly installments of
        $444 including interest at 9.75% per annum, matures in
        February 2002, collateralized by a vehicle.                       14,617

        Note payable to a bank, installment note with monthly
        payments of $550 including interest at 9.153% per annum,
        final payment due in November 2001, collateralized by a
        vehicle                                                           16,845

        Note payable to a bank, installment note with monthly
        payments of $396 including interest at 9.214% per annum,
        final payment due in November 2001, collateralized by a
        vehicle                                                           12,029

        Note payable to a bank, installment note with monthly
        payments of $489 including interest at 9.253% per annum,
        final payment due in November 2000, collateralized by a
        vehicle                                                           10,307

        Note payable to a bank, with monthly payments of $486
        including interest at 9.275% per annum, matures in December
        2000, collateralized by a vehicle                                 12,494

        Note payable to a bank, with monthly payments of $487
        including interest at 9.0% per annum, matures in May 2001,
        collateralized by a vehicle                                       12,945

        Note payable to a bank, with monthly payments of $599
        including interest at 9.0% per annum, matures in May 2001,
        collateralized by a vehicle                                       15,941

        Note payable to a bank, with monthly payments of $487
        including interest at 9.0% per annum, matures in May 2001,
        collateralized by a vehicle                                       12,944

        Note payable to a bank, with monthly payments of $1,617
        including interest at 7.0% per annum, matures in November
        2001, collateralized by three vehicles                           51,330
                                                                     ----------
      Notes payable                                                     226,156
          Less: Current Portion                                          72,943
                                                                     ----------
      Long-term notes payable                                        $  153,213
                                                                     ==========

Maturities of the notes payable are as follows:

                            Year Ended
                            December 31          Amount
                            -----------        ----------
                                1999           $   72,943
                                2000               78,386
                                2001               63,546
                                2002               11,281
                                               ----------
                                               $  226,156

Some of the above notes are personally guaranteed by the stockholder


6.    Retirement Plan

         The Company provides a 401(k) retirement plan for its employees whereby the employees may contribute from 1% to 15% of their salary up to a maximum annual amount. The Company, if it so elects, may match 25% of the employee's contributions to the plan. The Company matching policy does not apply to employee contributions in excess of 6% of their salary. The amount the Company contributed during the year was $33,632.


7.    Operating Leases

         The Company is paying the stockholder $6,800 per month under a lease for storage rental and office space in Macon.

         The Company is paying the stockholder $2,950 per month for a condominium which is used by employees when in the Atlanta area.

         The Company is renting office space in the Atlanta area for approximately $38,000 per year.


9.    Non-Cash Investing and Financing Activities

         The Company purchased property and equipment totaling $850,769 during the year. In conjunction with the acquisitions, the Company financed $119,069 of the purchase price and paid in cash of $731,700.


10.   Major Supplier

         The Company purchases the majority of its materials from two suppliers.

11.   Contingent Liability

         A former employee has filed a complaint with the Equal Employment Opportunity Commission. The Company has submitted a statement to the Equal Employment Opportunity Commission denying all liability. A complaint was filed by the former employee in Federal Court on May 26, 1998. The Company has filed an answer denying any liability and has filed a motion for summary judgement. The Company intends to vigorously defend this action. Company attorneys are unable to predict whether an outcome unfavorable to the Company is either probable or remote or the range of potential liability in the event of an unfavorable outcome.


12. Subsequent events

         In April 1999, the stockholder of Putzel completed the sale of 100% of his ownership interests in Company to Integrated Electrical Services, Inc.

ITEM 7.  (B)      PRO FORMA FINANCIAL INFORMATION

                      INTEGRATED ELECTRICAL SERVICES, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

         The unaudited pro forma balance sheet reflects the acquisitions by Integrated Electrical Services, Inc. ("IES"), of ten electrical contracting and maintenance businesses from April 1, 1999 through May 18, 1999 (the "Acquisitions"), as if they had occurred on March 31, 1999. The unaudited pro forma statement of operations for the year ended September 30, 1998, presents the statement of operations data to give effect to the 37 electrical contracting and maintenance companies and related entities (including the 16 companies acquired concurrent with IES' IPO) acquired through September 30, 1998 (the "Fiscal 1998 Acquisitions"), the 23 electrical contracting and maintenance companies and related entities (including the Acquisitions) acquired between October 1, 1998 and May 18, 1999 (the "Fiscal 1999 Acquisitions") and the related pro forma adjustments as if they had occurred on October 1, 1997. The unaudited pro forma statement of operations for the six months ended March 31, 1999, presents the statement of operations data to give effect to the Acquisitions and the related pro forma adjustments as if they had occurred on October 1, 1998.

         IES has analyzed the savings that it expects to realize from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Acquisitions have contractually agreed to changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statement of operations.

         Certain pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what IES's combined financial position or results of operations would actually have been if such transactions in fact had occurred on these dates and are not necessarily representative of IES's combined financial position or results of operations for any future period. Since the acquired entities were not under common control or management prior to their acquisitions by IES, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto included in the company's Annual Report for the year ended September 30, 1998 filed on Form 10-K. See also "Business-Risk Factors" included elsewhere therein.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                        UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999
                                 (IN THOUSANDS)


                                                          IES AND                          PRO FORMA         PRO FORMA
                                                       SUBSIDIARIES      ACQUISITIONS     ADJUSTMENTS       AS ADJUSTED
                                                       -------------     -------------   -------------      ------------
 ASSETS

 CURRENT ASSETS:
   Cash.............................................   $      35,630     $       4,207   $     (35,907)    $       3,930
   Receivables, net.................................         167,801            18,103              --           185,904
   Inventories, net.................................           8,995               482              --             9,477
   Cost and estimated earnings in excess of
       billings on uncompleted contracts............          21,129             2,918              --            24,047
    Prepaid expenses and other current assets.......           4,418             1,652              --             6,070
                                                       -------------     -------------   -------------      ------------
      Total current assets..........................         237,973            27,362         (35,907)          229,428
RECEIVABLES FROM RELATED PARTIES....................             233                --              --               233
GOODWILL, NET.......................................         341,703                --          54,797           396,500
PROPERTY AND EQUIPMENT, NET.........................          29,721             5,144              --            34,865
OTHER NONCURRENT ASSETS.............................           9,013               100              --             9,113
                                                       -------------     -------------   -------------      ------------
      Total assets..................................   $     618,643     $      32,606   $      18,890      $    670,139
                                                       =============     =============   =============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short-term debt and current
       maturities of long-term debt.................   $         537     $       2,661   $      (2,661)     $        537
   Accounts payable and accrued expense.............          83,357             6,838              --            90,195
   Billings in excess of costs and estimated
       earnings on uncompleted contracts............          29,863             1,779              --            31,642
   Income taxes payable.............................           3,861             2,044              --             5,905
   Other current liabilities........................             451                --              --               451
                                                       -------------     -------------   -------------      ------------
      Total current liabilities.....................         118,069            13,322          (2,661)          128,730
                                                       -------------     -------------   --------------     ------------
LONG-TERM BANK DEBT.................................             851               881            (881)              851
SENIOR SUBORDINATED NOTES,
    net of $1,188 discount..........................         148,812                --              --           148,812
OTHER NON-CURRENT LIABILITIES.......................           1,498                39              --             1,537
                                                       -------------     -------------   -------------      ------------
      Total liabilities.............................         269,230            14,242          (3,542)          279,930
STOCKHOLDERS' EQUITY:
   Preferred stock..................................              --                --              --                --
   Common stock.....................................             299               195            (169)              325
   Restricted common stock..........................              27                --              --                27
   Treasury stock...................................              --               (22)             22                --
   Additional paid-in capital.......................         319,509               378          40,392           360,279
   Retained earnings................................          29,578            17,813         (17,813)           29,578
                                                       -------------     -------------   --------------     ------------
      Total stockholders' equity....................         349,413            18,364          22,432           390,209
                                                       -------------     -------------   -------------      ------------
     Total liabilities and stockholders' equity.....   $     618,643     $      32,606   $      18,890      $    670,139
                                                       =============     =============   =============      ============

                      INTEGRATED ELECTRICAL SERVICES, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)



                                         IES AND      FISCAL 1998    FISCAL 1999    PRO FORMA         PRO FORMA
                                      SUBSIDIARIES   ACQUISITIONS   ACQUISITIONS   ADJUSTMENTS          TOTAL
                                      ------------   ------------   ------------   ------------      -----------
REVENUES ........................     $    386,721   $    363,728   $    210,717   $         --      $   961,166
COST OF SERVICES ................          306,052        295,349        157,214             --          758,615
                                      ------------   ------------   ------------   ------------      -----------
   GROSS PROFIT .................           80,669         68,379         53,503             --          202,551
SELLING, GENERAL, AND
    ADMINISTRATIVE EXPENSES .....           47,390         62,621         34,134        (38,826)         105,319
NON-CASH,  NON-RECURRING
     COMPENSATION CHARGE ........           17,036             --             --        (17,036)              --
GOODWILL AMORTIZATION ...........            3,212             --             --          6,880           10,092
                                      ------------   ------------   ------------   ------------      -----------
INCOME FROM OPERATIONS ..........           13,031          5,758         19,369         48,982           87,140
OTHER INCOME (EXPENSE):
   Interest expense .............           (1,161)            --           (577)        (2,554)          (4,292)
   Interest income ..............              433            730            590         (1,455)             298
   Other, net ...................              335            404            528           (462)             805
                                      ------------   ------------   ------------   ------------      -----------
OTHER INCOME (EXPENSE), NET .....             (393)         1,134            541         (4,471)          (3,189)
INCOME BEFORE INCOME TAXES ......           12,638          6,892         19,910         44,511           83,951
PROVISION FOR INCOME TAXES ......           12,690          5,473          7,664         10,015           35,842
                                      ------------   ------------   ------------   ------------      -----------
NET INCOME (LOSS) ...............     $        (52)  $      1,419   $     12,246   $     34,496      $    48,109
                                      ============   ============   ============   ============      ===========


EARNING (LOSS) PER SHARE -
          BASIC -                     $       0.00                                                   $      1.37
                                      ============                                                   ===========
          DILUTED -                   $       0.00                                                   $      1.36
                                      ============                                                   ===========
SHARES USED IN THE
   COMPUTATION OF
   EARNINGS (LOSS)
   PER SHARE
          BASIC -                       19,753,060                                                    35,103,949
                                      ============                                                   ===========
          DILUTED -                     19,753,060                                                    35,503,782
                                      ============                                                   ===========

                      INTEGRATED ELECTRICAL SERVICES, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)

                                            IES AND                      PRO FORMA       PRO FORMA
                                         SUBSIDIARIES   ACQUISITIONS    ADJUSTMENTS        TOTAL
                                         ------------   ------------   -------------   --------------
REVENUES...............................  $    413,404   $     70,184   $          --   $      483,588
COST OF SERVICES.......................       326,934         53,320            (402)         379,852
                                         ------------   ------------   -------------   --------------
   GROSS PROFIT........................        86,470         16,864             402          103,736
SELLING, GENERAL, AND
    ADMINISTRATIVE EXPENSES............        45,590         20,189          (6,551)          59,228
GOODWILL AMORTIZATION..................         3,943             --           1,103            5,046
                                         ------------   ------------   -------------   --------------
   INCOME FROM OPERATIONS..............        36,937         (3,325)          5,850           39,462
OTHER INCOME (EXPENSE):
   Interest expense....................        (4,923)          (195)            195           (4,923)
   Interest income.....................           496            310            (310)             496
   Other, net..........................           283            217              --              500
                                         ------------   ------------   -------------   --------------
OTHER INCOME (EXPENSE), NET............        (4,144)           332            (115)          (3,927)
INCOME BEFORE INCOME TAXES.............        32,793         (2,993)          5,735           35,535
PROVISION FOR INCOME TAXES.............        13,961         (1,152)          2,633           15,442
                                         ------------   ------------   -------------   --------------
NET INCOME (LOSS)......................  $     18,832   $     (1,841)  $       3,102   $       20,093
                                         ============   ============   =============   ==============


EARNING (LOSS) PER SHARE -
          BASIC -                        $       0.59                                  $         0.57
                                         ============                                  ==============
          DILUTED -                      $       0.58                                  $         0.56
                                         ============                                  ==============
SHARES USED IN THE
   COMPUTATION OF
   EARNINGS (LOSS)
   PER SHARE
          BASIC -                          31,761,207                                      35,103,949
                                         ============                                  ==============
          DILUTED -                        32,254,651                                      35,597,393
                                         ============                                  ==============

                      INTEGRATED ELECTRICAL SERVICES, INC.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.       UNAUDITED PRO FORMA BALANCE SHEET:

         The Pro Forma Adjustments reflects the Acquisitions which were acquired subsequent to December 31, 1998.

2.       UNAUDITED PRO FORMA STATEMENT OF OPERATIONS:

         The Unaudited Pro Forma Statement of Operations for the year ended September 30, 1998 for IES and Subsidiaries reflects the historical results of Houston-Stafford Electric, Inc. ("Houston-Stafford") as the accounting acquirer (restated for the effect of an acquisition accounted for as a pooling-of-interest) the other Founding Companies beginning February 1, 1998 and each acquired company beginning on their respective dates of acquisition.

         The Acquisitions column reflects the historical results of the Acquisitions as if they had been acquired on October 1, 1997.

         The following table summarizes the Pro Forma Adjustments for the Year Ended September 30, 1998 (in thousands):

                                                                         ADJUSTMENTS
                                                     ---------------------------------------------------      PRO FORMA
                                                        (A)           (B)           (C)          (D)         ADJUSTMENTS
                                                     ---------     ---------     ---------    ----------     ------------
Selling, general and administrative expenses ....    $ (38,826)    $      --     $      --    $       --     $    (38,826)
Non-cash, nonrecurring compensation charge ......      (17,036)           --            --            --          (17,036)
Goodwill amortization ...........................           --         6,880            --            --            6,880
                                                     ---------     ---------     ---------    ----------     ------------
   Income (loss) from operations ................       55,862        (6,880)           --            --           48,982
Other income (expense):
   Interest expense .............................           --            --        (2,554)           --           (2,554)
   Interest income ..............................           --            --        (1,455)           --           (1,455)
   Other, net ...................................           --          (462)           --            --             (462)
                                                     ---------     ---------     ---------    ----------     ------------
   Other income (expense), net ..................           --          (462)       (4,009)           --           (4,471)
                                                     ---------     ---------     ---------    ----------     ------------
   Income (loss) before income taxes ............       55,862        (7,342)       (4,009)           --           44,511
Provision for income taxes ......................           --            --            --        10,015           10,015
                                                     ---------     ---------     ---------    ----------     ------------
Net income (loss) ...............................    $  55,862     $  (7,342)    $  (4,009)   $  (10,015)    $     34,496
                                                     =========     =========     =========    ==========     ============

         The following table summarizes the Pro Forma Adjustments for the Quarter Ended December 31, 1998 (in thousands):

                                                                         ADJUSTMENTS
                                                     ---------------------------------------------------      PRO FORMA
                                                        (A)           (B)           (C)          (D)         ADJUSTMENTS
                                                     ---------     ---------     ---------    ----------     ------------
Cost of services ..................................       (402)           --            --            --             (402)
                                                     ---------     ---------     ---------    ----------     ------------
     Gross profit .................................        402            --            --            --              402
Selling, general and administrative expenses $ ....     (6,551)    $      --     $      --    $       --     $     (6,551)
Goodwill amortization .............................         --         1,103            --            --            1,103
                                                     ---------     ---------     ---------    ----------     ------------
   Income (loss) from operations ..................      6,953        (1,103)           --            --            5,850
Other income (expense):
   Interest expense ...............................         --            --           195            --              195
   Interest income ................................         --            --          (310)           --             (310)
   Other, net .....................................         --            --            --            --               --
                                                     ---------     ---------     ---------    ----------     ------------
   Other income (expense), net ....................         --            --         (115)            --             (115)
                                                     ---------     ---------     ---------    ----------     ------------
   Income (loss) before income taxes ..............      6,953        (1,103)        (115)            --            5,735
Provision for income taxes ........................         --            --            --         2,633            2,633
                                                     ---------     ---------     ---------    ----------     ------------
Net income (loss) .................................  $   6,953     $  (1,103)    $    (115)   $   (2,633)    $      3,102
                                                     =========     =========     =========    ==========     ============

                      INTEGRATED ELECTRICAL SERVICES, INC.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


(a) Reflects the reduction in salaries, bonuses and benefits and lease payments to the owners of the Acquisitions. These reductions in salaries, bonuses and benefits and lease payments have been agreed to in accordance with the terms of employment agreements executed as part of the acquisitions. Such employment agreements are for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Also, includes the reversal of the $17.0 million non-cash, non-recurring compensation charge in connection with the acquisition of the Founding Companies.

(b) Reflects the amortization of goodwill recorded as a result of these acquisitions over a 40-year estimated life, as well as a reduction in historical minority interest expense attributable to minority interests that were acquired as part of the related acquisitions.

(c) Reflects the reduction of additional interest expense and income on borrowings which will be repaid and collected, respectively, subsequent to the acquisition and the reduction of certain non-recurring other income.

(d) Reflects the incremental provision for federal and state income taxes at a 38.5% overall tax rate, before non-deductible goodwill and other permanent items, related to the other statements of operations adjustments and for income taxes on the pretax income of acquired companies that have historically elected S Corporation tax status.

ITEM 7.  (C)      EXHIBITS

23.1     Consent of Reznick, Fedder & Silverman
23.2     Consent of Reznick, Fedder & Silverman
23.3     Consent of Davidson and Golden, P.C.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        INTEGRATED ELECTRICAL SERVICES, INC.


                                        By: /s/ JIM P. WISE
                                            ----------------------------------
                                            JIM P. WISE
                                            CHIEF EXECUTIVE OFFICER


Dated:  May 25, 1999

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                    DESCRIPTIONS
-------                   ------------
23.1         Consent of Reznick, Fedder & Silverman
23.2         Consent of Reznick, Fedder & Silverman
23.3         Consent of Davidson and Golden, P.C.